Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.  333-93770, 333-141674 and 333-157795) of Nokia Corporation of our report dated June 29, 2009 relating to the financial statements and supplemental schedule of the Nokia Retirement Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, Texas
June 29, 2009